EXHIBIT A

                             PARSOW PARTNERSHIP LTD.
                                  P. O. BOX 818
                             ELKHORN, NEBRASKA 68022
                                 (402) 289-3217


                                                              March 13, 1998

The Lamaur Corporation
One Lovell Avenue
Mill Valley, CA  94941

Attn.  Don G. Hoff
       Chairman and Chief Executive Officer

Dear Mr. Hoff:

     We have previously discussed my displeasure with the lack of progress made by Lamaur in establishing and completing clearly-defined steps to enhance stockholder value. The Company has reported substantial losses in 1997 and has continually overpromised and underdelivered results. I have reached the conclusion that a change in the composition of the board of directors is necessary in order for Lamaur to increase its stockholder value. Consequently, I am notifying you of the intent of Parsow Partnership Ltd. to nominate the five persons named on the attached schedule as directors at Lamaur's 1998 annual stockholders' meeting. To complete the board composed of seven members, Parsow Partnership Ltd. would support the reelection of Paul Dean and Gerald Eppner.

     We assume that Lamaur's 1998 annual stockholders' meeting will be held on or about May 8, 1998, consistent with the timing for 1997, and that seven directors will be elected at the meeting. If my assumptions are not correct, please notify me immediately.

     If you would like to discuss the qualifications of the individuals named on the attached schedule, I would be happy to meet with you. I renew my offer to meet with you in order to discuss enhancement of stockholder value. I would suggest a meeting as soon as possible among Lamaur's Board, operating management and major stockholders to discuss and resolve Lamaur's corporate governance and operating strategy.

                                             Very truly yours,

                                             PARSOW PARTNERSHIP LTD.


                                             By:  /s/ Alan S. Parsow
                                                -----------------------------
                                                Alan Parsow, General Partner

                                    EXHIBIT A

                       NOMINEES OF PARSOW PARTNERSHIP LTD.
                     FOR DIRECTOR OF THE LAMAUR CORPORATION

ALAN PARSOW

     Mr. Parsow, age 48, is general partner of Parsow Partnership Ltd. and Elkhorn Partners Limited Partnership (private investment partnerships). As of March 4, 1998, Parsow Partnership Ltd. owned 413,200 shares of Lamaur common stock and Elkhorn Partners Limited Partnership owned 130,000 shares of Lamaur common stock. Mr. Parsow is also a director of The Republic Funds and Top Image Systems, Ltd.

LOUIS LLOYD

     Mr. Lloyd, age 55, has been President of Belfinance Haussmann LLC (diversified investment holding company) since December 1994. From 1991 to May 1994, Mr. Lloyd was President and Chief Executive Officer of Republic New York Securities Corp. From 1981 to 1990, Mr. Lloyd served as Senior Executive Vice President of Shearson Lehman Brothers Worldwide Institutional Equity Trading and Sales Departments. Mr. Lloyd does not own any capital stock of Lamaur. Mr. Lloyd is a director of National Wireless Holdings, Inc. and Antigua Enterprises.

JEFFREY DAVIDOWITZ

     Mr. Davidowitz, age 41, has been President of Oldfield Co. (private investment company) since October 1993. Prior to that time, Mr. Davidowitz has also been President of Penn Footware (private investment company) since 1990. Mr. Davidowitz is general partner of JIBS Equities, which owns 11,500 shares of Lamaur common stock. Mr. Davidowitz is a director of Collegiate Pacific, Inc.

EDWARD ZOLLA

     Mr. Zolla, age 50, has been Chief Executive Officer of Packaging Advantage Corp. (contract manufacturer and packager of fluid products including health and beauty aids) from January 1995 to the present. Mr. Zolla has also been President of Horizon Construction, Inc. from 1978 to the present. Mr. Zolla does not own any capital stock of Lamaur.

COREY MEYER

     Mr. Meyer, age 35, has been Director of Facilities for ITI Marketing Services, Inc. (telemarketing) since December 1997. From July 1994 to November 1997, Mr. Meyer was Executive Vice President of American Driver Service, Inc., and from September 1993 to July 1994 Mr. Meyer served as Vice President of Operations for Ivax Corporation. From February 1988 to August 1993, Mr. Meyer was Vice President of Operations of Johnson Products Company, Inc. Mr. Meyer beneficially owns 2,500 shares of Lamaur common stock.